Filed pursuant to Rule 433
Registration No. 333-132201
Dated May 8, 2006

Toyota Motor Credit Corporation
Medium Term Notes, Series B



Trade Date:			May 8, 2006

Principal Amount:		$140,000,000.00

Purchase Price to Agent:	99.99

Agents Commission:		$14,000.00

Issuer Proceeds:		$139,986,000.00

Price to Investors:		100

Settlement Date:		May 11, 2006

Maturity Date:			May 14, 2007

Interest Rate Basis:		Actual/360

Business Day:			New York

Day Count Convention:	        Following Adjusted

Coupon:			        Fed Funds Effective Same Day + 4bps

Interest Payment Dates:	        Coupon pays quarterly, on the 14th day,
                                beginning August 14, 2006 and final
                                payment on May 14, 2007.

Interest Reset Dates:		Each Business Day

Interest Determination Date:	The Interest Determination Date with
                                respect to the Notes will be the same
                                Business Day as the related Interest Reset
                                Date; and the Interest Rate to be used for the two Business Days immediately prior to each Interest Payment Date
                                (including the date of the Maturity) will be the Interest Rate in effect on the second
                                Business Day preceding such Interest Payment
                                Date.

Agent:				Loop Capital Markets LLC

DTC:				0158

Cusip:				89233PYM2

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-294-8898.